Exhibit 99.1

For Immediate Release

Dr. Michael Cowpland Steps Down as Corel President, CEO

& Chair of the Board

Ottawa, Canada - August 15, 2000 - Dr. Michael Cowpland announced today his resignation as President, Chief Executive Officer and Chair of the Board of Corel Corporation (NASDAQ: CORL, TSE: COR) in order to dedicate his time and resources to new start-up opportunities. Dr. Cowpland will no longer be involved in the operations of the company but will continue as a director and as a technology advisor to Corel.

Mr. Derek J. Burney, formerly executive vice-president, engineering and chief technology officer of Corel has been appointed interim CEO and president. While holding the CEO title only on an interim basis, Mr. Burney will have full authority to execute strategies in consultation with a newly-established Board Committee.

"I am looking forward to dedicating more time to start-up ventures in the Linux arena. It is exciting to see major industry players like IBM, Dell, and Hewlett-Packard are endorsing Linux on the desktop. This further validates Corel's pioneering efforts to deliver Linux to the mainstream," said Dr. Cowpland. "I will continue to work closely with Corel and its affiliates and I have total confidence in Derek's ability to carry the company forward with vision, leadership and focus."

Mr. James Baillie and Mr. Larry O'Brien have been appointed to the Board of Directors following the acceptance of the resignation from the Board of Directors of Mr. William G. Davis for personal reasons. Mr. Baillie is Counsel to Torys. Mr. O'Brien is Chairman of CALIAN Technology Ltd.

Mr. Baillie has been appointed as Chair of the Board of Directors and Mr. Lyle Blair as Vice Chair.

The Board Committee, comprised of Messrs. Baillie, Blair, O'Brien and Mr. Hunter Grant, has been appointed to:

  Conduct a search for a permanent CEO, with existing officers to be considered as candidates.
  Review the composition of the Board of Directors.
  Work with Mr. Burney, Mr. John Blaine, Corel's Chief Financial Officer, other members of the executive management and outside advisors as appropriate to refine the strategic direction of Corel.

Mr. Burney has been with Corel since 1993. During his time with the company, he has been responsible for the development of Corel's award-winning product line, including a wide range of productivity, graphics and Internet software for the corporate and retail markets, in addition to its line of Linux applications.

"I have had the privilege of working closely with Mike Cowpland over the past seven years. I share his enthusiasm for Corel and its long-standing tradition of technology excellence and innovation," said Mr. Burney. "I'm excited to take on this challenge. With our dedicated team of talented employees and a renewed focus on our core product lines, we are poised to capitalize on the exciting opportunities that lie ahead ."

Corel Corporation

Corel Corporation is an internationally recognized developer of award-winning business productivity, graphics and operating system solutions on the Windows®, Linux®, UNIX®, Macintosh® and Java&trade platforms. Corel also develops market-leading, Web-based solutions including applications, contents, e-commerce and online services. For access to these services and more information go to www.corel.com or www.corelcity.com. Corel is headquartered in Ottawa, Canada. Corel's common stock trades on the NASDAQ Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission.

Corel and the Go further logo are trademarks or registered trademarks of Corel Corporation or Corel Corporation Limited. Linux is a registered trademark of Linus Torvalds. All other products, fonts, company names and logos are trademarks or registered trademarks of their respective owners.

Corel Press Contact:

Catherine Hughes

Vice President, Corporate Communications

(613) 728-0826 ext. 1659

catherineh@corel.com